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THE MAJOR AUTOMOTIVE COMPANIES ANNOUNCES CREDIT AGREEMENT WITH HSBC

CLOSING WITH GMAC

COMMITMENT FROM NMAC

DIRECTOR RESIGNS

LONG ISLAND CITY, N.Y.--(AutomotiveWire)--April 1, 2002--The Major Automotive Companies, Inc. (Nasdaq NM: MAJR - news) announced today that it has concluded a credit agreement with HSBC Bank, USA ("HSBC") pursuant to which HSBC will provide the floor plan credit for the financing of the Company's Chrysler/Jeep, Dodge and Kia dealerships' new and used vehicle inventory.

As a result, the Company has now completed the replacement of financing for all of the dealerships that were previously financed by DaimlerChrysler Services North America LLC.

The Company also announced that it has closed on its previously announced floor plan credit facility with General Motors Acceptance Corporation ("GMAC") for the financing of the Company's Chevrolet dealership's new and used vehicle inventory.

Additionally, the Company announced today that it has signed a commitment letter with Nissan Motor Acceptance Corporation ("NMAC") pursuant to which NMAC will replace the existing floor plan credit for the financing of the Company's Nissan dealership's new and used vehicle inventory. The commitment from NMAC is subject to normal closing conditions.

The terms of each of these new floor plan lines, including interest rates, are more favorable than those of each of the lines they replace. Bruce Bendell, Chairman of the Company, has agreed, temporarily, to guarantee these obligations. The Company has agreed to compensate Mr. Bendell for the fair market value of such credit enhancement.

Separately, the Company announced that James Wallick, has resigned from the Company's Board of Directors. The term of Mr. Wallick's board position was set to expire in 2002.

Mr. Bendell, noted, "We have now solidified our financing and reduced our interest rates. We have developed important new financial relationships and have added to our long-standing relationship with HSBC. I believe that we are on-track to build on our success. We are confident that, with our new financings in place, our business plan for increased profitability will continue with renewed momentum."

The Major Automotive Companies is a leading consolidator of automotive dealerships in the New York Metropolitan area. For additional information, visit the Company's website at http://www.majorauto.com/.

The information contained in this press release, including any "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 contained herein, should be reviewed in conjunction with the

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Company's annual report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to that are unpredictable and outside of the influence and/or control of the Company.

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Contact:
The Major Automotive Companies
Richard L. Feinstein, 718/937-3700 x341